Exhibit 99.1

Avalanche Treasury Co. Lists on Nasdaq With Differentiated Approach to Ecosystem Investment

AVAT provides publicly listed exposure to the full Avalanche value chain as institutional blockchain infrastructure adoption rises

NEW YORK, NY – Avalanche Treasury Co. (Nasdaq: AVAT), an operating company and digital asset treasury that allocates capital across the Avalanche economy, today announced the commencement of trading on the Nasdaq Stock Market. Launched in 2020 and purpose-built for enterprise, the Avalanche blockchain combines speed, compliance capabilities, and interoperability.

AVAT was created to accelerate the adoption and growth of Avalanche and open an opportunity for investors to participate in the fundamental infrastructure shift toward blockchain. As a publicly listed operating company, AVAT has no redemption pressure or forced liquidation like typical funds, which we believe can allow the company to reinvest gains, build exposure across the Avalanche ecosystem, and hold its positions through market cycles.

“AVAT intends to deploy capital deliberately to compound Avalanche’s ecosystem value over time, much like a corporate treasury,” said Bart Smith, Chief Executive Officer of Avalanche Treasury Co. “It is not a bet on price. We believe it is an investment into Avalanche that represents meaningful potential for the repositioning of institutional finance. Our Nasdaq listing is designed to provide greater access to this infrastructure shift at the ground level.”

“Avalanche was built from the start with institutional requirements in mind: speed, compliance, interoperability,” said Emin Gün Sirer, Founder and Chief Executive Officer of Ava Labs. “Capital that is committed to compounding value across that ecosystem over the long term is exactly the kind of participation that strengthens the entire network.”

Today, over 550 projects are building on Avalanche, with more than $604 million in institutional funds deployed and over $1.3 billion in real-world assets tokenized on the network. Leading enterprises, financial institutions, and governments are selecting Avalanche as their blockchain of choice, shifting hard-to-move infrastructure on-chain and committing for the long term.

“We believe the next phase of institutional adoption will be driven by structured vehicles that put capital to work inside the ecosystems that matter,” said Rob Hadick, General Partner at Dragonfly. “Avalanche has earned its place as an enterprise blockchain of choice, and we believe a publicly listed treasury vehicle gives institutions the entry point they’ve been waiting for. AVAT offers regulated, structured access to blockchain infrastructure that is aiming to rewire global finance.”

Avalanche Treasury Co. is led by Chief Executive Officer Bart Smith and Chief Operating Officer Laine Litman, two executives who bring a rare combination of institutional finance depth and digital asset expertise. Smith spent over two decades at Susquehanna and AllianceBernstein, building some of the earliest institutional digital asset capabilities on Wall Street. Litman scaled Hidden Road Partners through its acquisition by Ripple and held senior roles at Virtu Financial, Goldman Sachs, Bank of America Merrill Lynch, and UBS.

AVAT is further supported by a board and advisory group that includes Ava Labs founder Emin Gün Sirer, Ava Labs Chief Business Offcer John Nahas, Dragonfly General Partner Rob Hadick, Dragonfly Managing Partner Haseeb Qureshi, Blockworks CEO Jason Yanowitz, and Aave founder Stani Kulechov. Institutional backing comes from Dragonfly, ParaFi Capital, VanEck, Emin Gün Sirer, FalconX, Monarq, Galaxy Digital, Pantera Capital, CoinFund, IMC, Kraken, Borderless, and Hunting Hill.

About AVAT (Avalanche Treasury Co.)

AVAT (Avalanche Treasury Co.) is a Nasdaq-listed company that provides investors with exposure to the Avalanche ecosystem as businesses move on-chain. Investors in AVAT hold shares in a publicly listed company whose value is tied to Avalanche, the blockchain technology platform of choice for some of the world’s most recognized and trusted institutions. AVAT is designed for those who want access to the blockchain infrastructure that offers flexibility, interoperability, and speed without holding a digital asset directly. For more information, visit avat.com.

About Avalanche

Avalanche is a technology platform built for business. Enterprises, financial institutions, consumer applications, and governments run core infrastructure on Avalanche as it provides reliability, compliance, and speed. Users include BlackRock, Franklin Templeton, Apollo, FIFA, and the state of Wyoming. For more information, visit avax.network.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. federal securities laws, including expectations, hopes, beliefs, intentions, plans, prospects, results or strategies regarding AVAT. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “potential,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events and conditions that are based on current expectations and assumptions. Forward-looking statements are predictions, projections and other statements about future events or conditions that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many of these factors including but not limited to changes in business, market, financial, political and regulatory conditions, risks relating to AVAT’s anticipated operations and business, risks related to AVAT’s ability to raise additional capital, including the highly volatile nature of the price of AVAX, the risk that AVAT’s stock price will be highly correlated to the price of AVAX and the price of AVAX may decrease, risks related to increased competition in the industries in which AVAT will operate, risks relating to significant legal, commercial, regulatory and technical uncertainty regarding AVAX, risks relating to the treatment of crypto assets for U.S. and foreign tax purposes, challenges in implementing its business plan including AVAX-related financial and advisory services, due to operational challenges, significant competition and regulation, the outcome of any potential legal proceedings that may be instituted against AVAT or its affiliates, and those risk factors discussed in documents AVAT has filed, with the SEC.

The inclusion of any statement in this press release does not constitute an admission by AVAT or any other person that the events or circumstances described in such statement are material.

The foregoing list of risk factors is not exhaustive. There may be additional risks that AVAT does not presently know or that AVAT currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and AVAT assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. AVAT does not give any assurance that either it will achieve its expectations. The inclusion of any statement in this press release does not constitute an admission by AVAT or any other person that the events or circumstances described in such statement are material.